Exhibit 99.1

For Immediate Release

TradeStation Group Reports Record Revenues, Net Income and EPS for 2007

DARTs in the 2007 Fourth Quarter Up 44% Year over Year

Plantation FL, February 19, 2008 – TradeStation Group, Inc. (NASDAQ GS: TRAD) today reported, for the year ended December 31, 2007, record annual net revenues of $151.6 million, an 18% year-over-year increase, record net income of $35.4 million, a 14% year-over-year increase, and record earnings per share (diluted) of 78 cents, a 16% year-over-year increase, as compared to annual net revenues of $128.5 million, net income of $31.0 million and earnings per share (diluted) of 67 cents for the year ended December 31, 2006.

For the 2007 fourth quarter, the Company reported net revenues of $40.2 million, net income of $9.3 million and earnings per share (diluted) of 21 cents, as compared to net revenues of $34.5 million, net income of $8.6 million and earnings per share (diluted) of 19 cents for the 2006 fourth quarter. The company also reported record brokerage commissions and fees of $27.6 million and record daily average revenue trades (DARTs) of 90,224 for the fourth quarter of 2007, as compared to brokerage commissions and fees of $21.0 million and DARTs of 62,821 for the fourth quarter of 2006, a 32% and 44% year-over-year increase, respectively.

“2007 was an important year for the company,” said Salomon Sredni, Chief Executive Officer of TradeStation Group. “We further enhanced what we believe to be the best electronic trading platform offered to the active trader market by adding seamless automated strategy trading of the spot forex markets, and added fundamental data to the vast historical market database we provide to all TradeStation customers. We now offer our cutting-edge trading platform for stocks, ETFs, equity and index options, electronic futures contracts and forex. We believe the appeal of rule-based trading, which is at the core of our unique offering to investors, has huge potential and will continue to grow.”

TradeStation Reports Record DARTs and Total Accounts

For the 2007 fourth quarter, TradeStation experienced the following year-over-year daily trading growth results with respect to equities, futures and forex accounts:

	Q4 07	Q4 06	% Increase

Daily Average Revenue Trades	90,224	62,821	44	%

The company also published today, in a separate announcement, its DARTs, Total Client Assets, Average Equities Client Credit Balances and Average Equities Client Margin Balances for the month of January 2008.

TradeStation had 36,736 brokerage accounts at December 31, 2007, a 17% increase from December 31, 2006.

TradeStation’s Average Client Trades 632 Times per Year and Has an Average Account Balance of $79,000 for Equities and $19,000 for Futures

TradeStation’s brokerage client account metrics are among the very best in the industry. TradeStation brokerage clients generated the following client account metrics in the 2007 fourth quarter:

Client Trading Activity
Annualized average revenue per account	$4,154
Annualized trades per account	632

Client Account Assets
Average assets per account (Equities)	$79,000
Average assets per account (Futures)	$19,000

While, on an annualized basis during the 2007 fourth quarter, the average TradeStation account traded 632 times per year, or 53 times per month, the average TD Ameritrade and E-Trade account traded about 12 to 15 times per year, or slightly more than 1 time per month. Also, TradeStation’s average assets per equities account were substantially higher than the average assets per account of TD Ameritrade and E-Trade.

Company Purchases 303,000 Shares under Stock Buy Back Plan

In the 2007 fourth quarter, the company purchased 303,000 shares of its common stock pursuant to its stock buy back plan for a total purchase price of $3.7 million. Since buying under the plan began November 13, 2006, through December 31, 2007 the company has purchased 1,376,465 shares for a total purchase price of $17.0 million.

Under the stock buy back plan, the company is authorized, over a 4-year period, to purchase up to $60 million of its common stock using available and unrestricted cash in the open market or through privately-negotiated transactions pursuant to one or more Rule 10b5-1 plans or programs. Pursuant to the plan, $1,250,000 of company cash per month during each month of the 4-year period (i.e., $15 million per 12-month period and $60 million for the 4-year period) has been authorized to be used to purchase company shares at prevailing prices, subject to compliance with applicable securities laws, rules and regulations, including Rules 10b5-1 and 10b-18. The buy back plan does not obligate the company to acquire any specific number of shares in any period, and may be modified, suspended, extended or discontinued at any time without prior notice.

Company Provides 2008 Business Outlook

TradeStation today also published its 2008 Business Outlook.

“We continue to be optimistic about customer account growth and increasing brokerage commissions and fees,” said David Fleischman, Chief Financial Officer of TradeStation Group. “However, given the substantial decrease in the federal funds target rate of interest in January 2008, and the possibility that more decreases will follow later this year, many in the brokerage industry, including TradeStation, which derive a sizeable portion of revenues from interest income on customer balances and borrowings, face a challenge. The revenue impact from decreases in the federal funds target rate of interest is expected to be substantial in 2008 (as compared to 2007). So far, this impact has been partially offset by net account growth and higher trade volume from our customer account base.”

The company’s first quarter and full-year 2008 Business Outlook estimated ranges are as follows:

2008 BUSINESS OUTLOOK

(In Millions, Except Per Share Data)

	_First Quarter 2008_	___Full-year 2008___
REVENUES	$39.0 to $42.0	$158.0 to $177.0
EARNINGS PER SHARE (Diluted)	$0.16 to $0.19	$0.69 to $0.86

The company’s 2008 first quarter and full-year estimated ranges are based on numerous assumptions, including: basing the midpoints of the ranges, in part, on average daily revenue per account for each asset class (equities, futures, forex) over the 4-month period ended January 31, 2008 (after reducing January 2008 equities revenue per account by 10%), such four-month period being one of higher market volatility as measured by the CBOE Volatility Index (the period used and the formula and criteria applied often vary with each Business Outlook based upon management’s judgment each period concerning the best assumptions to use); another reduction in the federal funds target rate of interest of 25 basis points in March 2008, another 25-basis-point reduction in June 2008, and no further reductions, or increases, for the remainder of 2008; the rate of growth and impact of new forex accounts and trading activity; anticipated growth and trading activity of active trader equities and futures accounts; the timing of expenses relating to company growth initiatives as compared to the timing of anticipated benefits from those initiatives; and numerous other assumptions concerning the company’s business and industry, market conditions, and various decisions, acts or failures to act both within and outside of the company’s control. All assumptions, expectations and beliefs relating to the Business Outlook are forward-looking in nature and actual results may differ materially from those estimated, including, but not limited to, as a result of, or as indicated by, the issues, uncertainties and risk factors set forth and referenced above and below. In particular, to the extent market volatility moves to significantly higher or lower levels, net account growth increases or decreases, and/or the federal funds target rate of interest is higher or lower than what has been assumed, the results estimated in the Business Outlook will likely be materially different than actual results.

Conference Call/Webcast

At 11:00, a.m., Eastern Time, today, the senior management of TradeStation Group will conduct an analyst conference call to discuss the company’s 2007 fourth quarter and year-end results and its 2008 Business Outlook. All company shareholders and the public are invited to listen. The telephone conference will be broadcast live via the Internet at www.TradeStation.com. The live webcast will be accompanied by slides of graphs and charts. A rebroadcast of the call will be accessible for approximately 90 days.

About TradeStation Group, Inc.

TradeStation Group, Inc. (NASDAQ GS: TRAD), through its principal operating subsidiary, TradeStation Securities, Inc., offers the TradeStation platform to the active trader and certain institutional trader markets. TradeStation is an electronic trading platform that offers state-of-the-art “direct market access” (DMA) or “direct-access” order execution and enables clients to design, test, optimize, monitor and automate their own custom Equities, Options, Futures and Forex trading strategies.

TradeStation Securities, Inc. (Member NYSE, FINRA, SIPC, NSCC, DTC, OCC & NFA) is a licensed securities broker-dealer and a registered futures commission merchant, and also a member of the American Stock Exchange, Boston Options Exchange, Chicago Board Options Exchange, Chicago Stock Exchange, International Securities Exchange, NYSE ARCA and Philadelphia Stock Exchange. The company’s technology subsidiary, TradeStation Technologies, Inc., develops and offers strategy trading software tools and subscription services.  Its London-based subsidiary, TradeStation Europe Limited, an FSA-authorized brokerage firm, introduces UK and other European accounts to TradeStation Securities.

Forward-Looking Statements – Issues, Uncertainties and Risk Factors

This press release, including the 2008 first quarter and full year Business Outlook estimated ranges contained in this press release, and today’s earnings conference call, contain statements and estimates that are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this press release, or the conference call, the words “anticipate(s),” “anticipated,” “anticipation,” “assume(s),” “assumption(s),” “become(s),” “belief(s),” “believe(s),” “believed,” “could,” “designed,” “estimate,” “estimates,” “estimated,” “expect(s),” “expected,” “expectation(s),” “going forward,” “future,” “hopeful,” “hope(s),” “intend(s),” “intended,” “look forward,” “may,” “might,” “opportunity,” “opportunities,” “outlook(s),” “pending,” “plan(s),” “planned,” “potential,” “scheduled,” “shall,” “should,” “think(s),” “to be,” “upcoming,” “well-positioned,” “will,” “wish,” “would,” and similar expressions, if and to the extent used, are intended to identify forward-looking statements. All forward-looking statements are based largely on current expectations and beliefs concerning future events that are subject to substantial risks and uncertainties. Actual results may differ materially from the results herein suggested or suggested in the conference call. Factors that may cause or contribute to the various potential differences include, but are not limited to, the following:

•	changes in the condition of the securities and futures markets, including, but not limited to, changes in the combined average volume of the major U.S. equities and futures exchanges and in market volatility, which tend to significantly affect customer trading volume at TradeStation (for example, increased market volatility in the second half of 2007 helped generate a significant increase in client trading volume), or recession, which, if it is occurring or occurs, may result in lower customer trading volume;

•	further changes in the federal funds target rate of interest that are inconsistent with, or different from, the company’s assumptions (the federal funds target rate of interest determines the amount of interest income received on customer account balances and affects the rates charged for account borrowings);

•	the company’s ability (or lack thereof), based upon market conditions, the level of success of its marketing and product development and enhancement efforts, product and service quality and reliability, competition (including both price and quality-of-offering competition, which are intense) and other factors, to achieve significant, or any, net increases in DARTs, brokerage accounts and brokerage revenues sequentially or year over year (for example, TradeStation’s DARTs decreased sequentially from second to third quarter in 2004 and in 2006, and net revenues decreased sequentially from second to third quarter 2006, and these items may decrease sequentially or year over year in subsequent periods);

•	with respect to net new customer accounts, the company’s ability (or lack thereof) to maintain or increase the rate of quarterly gross account additions and to continue to reduce the rate of quarterly account attrition (which has risen in recent quarters but then declined in the 2007 fourth quarter), which may not be successful despite the company’s recent and planned efforts to improve sales, marketing and customer service and retention methods and practices, and despite the reduction in attrition in the 2007 fourth quarter as compared to the 2007 third quarter and the company’s expectations that attrition will continue to decrease in first and second quarter of 2008;

•	the level of success of the company’s upgrade of its forex trading offering launched in July 2007, and whether customer forex trading will increase to become a material part of the Company’s business and revenues;

•	the effect of changes in product mix (how much of customer trading volume is stocks versus equity options versus futures versus forex, etc.), which can affect our revenues, net income and margins, even if overall volume remains the same;

•	rule-based trading not growing in appeal to the extent the Company believes it will;

•	unanticipated infrastructure, capital or other large expenses, and unforeseen or unexpected liabilities and claims, the company may face as it seeks to grow its U.S. active trader market share in equities, futures and forex business, and its institutional and non-U.S. trader market businesses (the company has no significant prior experience with forex, institutional and non-U.S. trader marketing, sales or product development operations), including potential acquisition or business combination risks, costs and expenses (such as professional fees and, in the case of an acquisition, amortization expense) incurred in the event the company acquires or combines with other businesses;

•	the effect of unanticipated increased infrastructure costs that may be incurred as the company seeks to increase its product development headcount and resources (which it intends to do as quickly as possible in 2008) and grows its brokerage firm operations, adds accounts and introduces and expands existing and new product and service offerings, or acquires other businesses;

•	technical difficulties, outages, errors or failures in the company’s electronic and software products, services and systems relating to market data, order execution and trade processing and reporting, and other software or system errors and failures, some of which have occurred as recently as December 2007 and January 2008 (also, the company does not maintain a seamless, redundant back-up system to its order execution systems, which could materially intensify the negative consequences of any such difficulties, outages, errors or failures);

•	unauthorized intrusion and criminal activity in customer accounts by persons who unlawfully access customer accounts and then place orders or other transactions in those accounts (the company has recently experienced these types of occurrences, and has taken measures and is in the process of completing measures to limit or prevent future occurrences, but no assurance can be made that any such measures taken by the company will be successful or that future occurrences will not result in substantial account losses that will ultimately be borne by the company);

•	a pending NASD matter concerning failure to transmit short sale position reports for several months after the conversion to self-clearing operations in 2004, which could result in fines, sanctions and/or other negative consequences;

•	the amount of unexpected legal, consultation and professional fees (including pending and future regulatory matters, lawsuits or other proceedings against the company, or potential business combinations or strategic relationships);

•	the frequency and size of, and ability to collect, unsecured client account debits as a result of volatile market movements in concentrated positions held in client accounts or as a result of other high-risk positions or circumstances;

•	the company’s estimated earnings per share (diluted) being based on assumptions of a certain number of outstanding shares and an average stock price for particular time periods that turn out to be inaccurate (if the number of outstanding shares and/or the average stock price is actually higher than what has been assumed, there will be more dilution and the actual earnings per share would be lower);

•	the general variability and unpredictability of operating results forecast on a quarterly or annual basis; and

•	other items, events and unpredictable costs or revenue impact items or events that may occur, and other issues, risks and uncertainties indicated from time to time in the company’s filings with the Securities and Exchange Commission, including, but not limited to, the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, Quarterly Reports on Form 10-Q during 2007, and other company SEC filings and company press releases, conference calls and other public presentations or statements.

Contact —

David H. Fleischman

Chief Financial Officer

TradeStation Group, Inc.

954-652-7000

TRADESTATION GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)
REVENUES:
Brokerage commissions and fees	$27,604,198	$20,972,667	$99,944,836	$78,828,740
Interest income	11,713,011	12,265,813	47,924,682	44,586,720
Brokerage interest expense	1,402,089	1,214,546	5,120,479	4,634,946

Net interest income	10,310,922	11,051,267	42,804,203	39,951,774
Subscription fees	1,973,573	2,120,946	7,948,132	8,583,761
Other	281,330	348,809	858,087	1,180,930

Net revenues	40,170,023	34,493,689	151,555,258	128,545,205

EXPENSES:
Employee compensation and benefits	8,304,679	7,637,284	34,179,022	29,379,209
Clearing and execution	8,492,415	6,997,769	32,261,964	26,107,369
Data centers and communications	2,818,940	1,677,137	8,186,036	6,452,997
Advertising	1,431,135	1,134,466	5,586,787	4,314,691
Professional services	1,040,279	1,131,455	3,270,664	3,410,888
Occupancy and equipment	716,812	645,894	2,802,375	2,548,575
Depreciation and amortization	1,010,889	785,456	4,008,676	2,507,916
Other	1,535,547	871,527	5,160,946	3,853,965

Total expenses	25,350,696	20,880,988	95,456,470	78,575,610

Income before income taxes	14,819,327	13,612,701	56,098,788	49,969,595
INCOME TAX PROVISION	5,500,275	5,025,414	20,728,118	18,950,719

Net income	$9,319,052	$8,587,287	$35,370,670	$31,018,876

EARNINGS PER SHARE:
Basic	$0.21	$0.19	$0.80	$0.70

Diluted	$0.21	$0.19	$0.78	$0.67

WEIGHTED AVERAGE SHARES
OUTSTANDING:
Basic	43,888,675	44,759,201	44,245,875	44,591,437

Diluted	44,797,586	46,054,285	45,220,843	45,971,729

TRADESTATION GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2006
ASSETS:

Cash and cash equivalents, including restricted cash of $1,194,641 at December 31, 2007 and $1,433,569 at December 31, 2006*	$103,698,700	$74,539,256
Cash segregated in compliance with federal regulations	475,968,659	417,501,417
Marketable securities	8,882,297	9,322,297
Receivables from brokers, dealers, clearing organizations and clearing agents	23,426,192	34,866,825
Receivables from brokerage customers	93,932,498	77,021,893
Property and equipment, net	7,009,526	8,734,890
Deferred income taxes	2,539,807	1,970,047
Deposits with clearing organizations	23,964,136	20,180,361
Other assets	5,265,357	4,950,427

Total assets	$744,687,172	$649,087,413

LIABILITIES AND SHAREHOLDERS’ EQUITY:

LIABILITIES:
Payables to brokers, dealers and clearing organizations	$811,084	$4,444,956
Payables to brokerage customers	589,654,425	516,355,890
Accounts payable	2,412,353	2,846,669
Accrued expenses	7,851,329	7,235,023

Total liabilities	600,729,191	530,882,538
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY	143,957,981	118,204,875

Total liabilities and shareholders’ equity	$744,687,172	$649,087,413

* December 31, 2007 Cash and cash equivalents includes $7.0 million that was transferred on January 2, 2008 to Cash segregated in compliance with federal regulations. December 31, 2006 Cash and cash equivalents excludes $7.6 million that was transferred on January 3, 2007 from Cash segregated in compliance with federal regulations.